Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our report dated December 22, 2016, with respect to the financial statements of Voya Global Bond Fund, Voya Global Equity Fund (formerly, Voya Global Value Advantage Fund), Voya Global Real Estate Fund, and Voya International Real Estate Fund, each a series of Voya Mutual Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 23, 2017